Exhibit 5.2

September 12, 2013

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

Ladies and Gentlemen:

We have acted as special counsel to Vivint, Inc., a Utah corporation (“Vivint”), and certain affiliates of Vivint, namely:

ARM Security, Inc., a Utah corporation (“ARM”), 313 Aviation, LLC, a Utah limited liability company (“313, LLC”), and Vivint Purchasing, LLC, a Utah limited liability company (“VP, LLC” and together with Vivint, ARM and 313, LLC, each a “Utah Guarantor” and collectively the “Utah Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by APX Group, Inc., a Delaware corporation (the “Company”), the Utah Guarantors, and the other subsidiaries of APX listed on Schedule I hereto (the “Delaware Subsidiary Guarantors,” and together with the Parent Guarantor and the Utah Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to of $925,000,000 aggregate principal amount of 6.375% Senior Secured Notes due 2019 (the “Exchange 2019 Securities”) and up to $580,000,000 aggregate principal amount of 8.75% Senior Notes due 2020 (the “Exchange 2020 Securities” and, together with the Exchange 2019 Securities, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.

The Exchange 2019 Securities and the Guarantees thereof will be issued under an Indenture, dated as of November 16, 2012 (as amended to the date hereof, the “Exchange 2019 Securities Indenture”) among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee (in such capacity, the “Exchange 2019 Securities Trustee”), and the Exchange 2020 Securities and the Guarantees thereof will be issued under an Indenture, dated as of November 16, 2012 (as amended to the date hereof, the “Exchange 2020 Securities Indenture” and, together with the Exchange 2019 Securities Indenture, the “Indentures,”), among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee (in such capacity, the “Exchange 2020 Securities Trustee” and, together with the Exchange 2019 Securities Trustee, the “Trustees”). The 2019 Exchange Securities will be offered by the Company in exchange for $925,000,000 aggregate principal amount of its outstanding 6.375% Senior Secured Notes due 2019 and the Exchange 2020 Securities will be offered in exchange for $580,000,000 aggregate principal amount of its 8.75% Senior Notes due 2020.

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

September 12, 2013

We have examined the Registration Statement and the Indentures (including the forms of Exchange Security set forth therein), which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

We are opining herein as to the internal laws of the State of Utah with respect to our opinions set forth in this letter. Except as described in the previous sentence, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. In addition, our opinions are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Indentures and the Guarantees.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Each of the Utah Guarantors has duly authorized, executed and delivered each of the Indentures in accordance with the law of the State of Utah.

2. The execution, delivery and performance by the Utah Guarantors of each of the Indentures and the Guarantees do not and will not violate the law of the State of Utah.

With respect to our opinions above, we have assumed that “the law of the State of Utah” means such laws, statutes, rules or regulations of the State of Utah which a lawyer exercising customary professional diligence would recognize as being applicable to the Utah Guarantors, the Indentures, and Guarantees, and the transactions contemplated thereby.

We expressly except from the opinions set forth herein, including without limitation, our opinions set forth in paragraph 2, any opinion concerning any violation of law that might result, in whole or in part, from any anti-competitive effect, actual or potential, of the transactions contemplated by the Indentures and Guarantees, any opinion concerning securities laws, and any opinion as to tax laws, antitrust laws or trade regulation laws, insolvency or fraudulent transfer laws, or antifraud laws.

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

September 12, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ DURHAM JONES & PINEGAR, P.C.

SCHEDULE I

DELAWARE GUARANTORS

NAME	JURISDICTION OF ORGANIZATION
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware